EXHIBIT 1


                                            Summary:    Adage, Inc. introduces
                                                      a new line of multi-band
                                                         programmable scanners

                                     Company Contact:      Donald F.U. Goebert
                                                          Chairman & President
                                                                   Adage, Inc.
                                                                (610) 430-3900

FOR IMMEDIATE RELEASE:

WEST CHESTER, PENNSYLVANIA, NOVEMBER 5, 1996 .... ADAGE, INC. (NASDAQ-ADGE),
today announced the introduction of a new line of multi-band programmable radio scanners by Relm Communications, the Company's wireless communications equipment subsidiary.

          The US market for radio scanners was approximately $125 million in 1994, according to a study carried out by industrial Market Research, Inc. of Claridon Hills, IL. Multi-band radio scanners allow users to monitor a number of different radio frequency bands at the same time. Although they are also purchased by individuals who have an interest in monitoring radio communications, the primary market is to public safety personnel who have a need to monitor radio transmissions so as to be aware of emergency situations as they develop.

          Relm Communications originally developed the basic radio scanner technology and held a strong position in the radio scanner market through the mid-1980s, under the name Regency Electronics. However, in 1988 it sold the rights to this technology to Uniden Corp., a Japanese corporation, including a non-compete agreement for the US market. As a result, Uniden became the supplier for the entire domestic scanner market, under its own brand name and as a supplier of private label scanners.

          As that non-compete agreement has now expired, Relm is once again entering this market, initially introducing two handheld scanners, the HS 100 and the HS 200. The HS 100 scanner has 100 channels and 10 banks, covering 12 bands, including aircraft and government. The HS 200 has 200 channels and 10 banks, covers 13 bands, including 800 MHz, and includes advanced features.

          Relm already has a strong position in the public safety market. The Company specializes in the compact yet highly sophisticated wireless communications equipment required in the tough operating environments encountered by police, firefighters and the military. Its brand name is well known in this market and is recognized for quality. The necessary channels of distribution are already in place. To gain additional competitive strength, the Relm products will offer as standard a range of features which competition only offers as options at additional cost. According to John Biljan, Vice President of Sales and Marketing for Relm, "The new line will offer users a high-end professional scanner from a Company with a rich history, not only in the wireless communications industry, but also in the scanner industry."

          Adage, Inc. is a producer of wireless communications equipment and electronics products, and also has interests in paperboard manufacturing.